Special Meetings of
Shareholders


Special Meetings of
Shareholders of the Fund
were held on October 30,
2002, and November 26,
2002, at which the
following actions were
taken:

Proposal 1:  To elect a
Board of Directors:

	Affirmative	Withheld
	John F. Curley, Jr.		120,615	4,751
	Mark R. Fetting		120,545	4,821
	Richard G. Gilmore		120,321	5,045
	Arnold L. Lehman		120,458	4,908
	Robin J.W. Masters		120,387	4,979
	Jill E. McGovern		120,537	4,829
	Arthur S. Mehlman		120,394	4,972
	G. Peter O'Brien		120,608	4,758
	S. Ford Rowan		120,600	4,766

				Broker
	Affirmative	Against	Abstain	Non-Vote
Proposal 2:  To modify
the fundamendal
	investment
restrictions on:

	a)	borrowing money	110,665	5,150	4,307	5,244
	b)	underwriting
securities	110,876	4,927	4,319	5,244
	c)	lending	110,854	4,960	4,308	5,244
	d)	issuing senior
securities	110,948	4,903	4,271	5,244
	e)	real estate
investments	110,928	4,923	4,271	5,244
	f)	investing in
commodities	110,888	4,927	4,307	5,244
	g)	industry
concentration	110,787	5,063	4,272	5,244
	h)	diversification	110,896	4,956	4,270	5,244
	j)	short sales	110,703	5,148	4,271	5,244
	k)	margin transactions	110,650	5,201	4,271	5,244

Proposal 3:  To change
the investment objective
	from fundamental to
nonfundamental:	104,177	10,070	5,875	5,244

Proposal 4:  To amend and
restate the Articles
	of Incorporation:	110,946	4,394	4,782	5,244